UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2015

CLAIRE’S STORES, INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation)

1-8899, 333-148108, 333-175171	59-0940416
(Commission File Number)	(I.R.S. Employer Identification No.)

2400 West Central Road, Hoffman Estates, Illinois 60192

(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 765-1100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective September 10, 2015, Claire’s Stores, Inc. (the “Company”) entered into Amendment No. 2 (the “Amendment”) to its Amended and Restated Credit Agreement (the “Credit Agreement”), dated as of September 20, 2012, among the Company, Claire’s Inc., the Company’s corporate parent (“Parent”), the Administrative Agent and Issuing Agent named therein and the Lenders party thereto, as previously amended by Amendment No. 1 thereto, dated as of April 30, 2014 (as so amended, the “Credit Agreement”). The Amendment increases the maximum permitted Total Net Secured Leverage ratio required to be maintained by the Company during certain remaining periods of the Credit Agreement.

Section 6.11 of the Credit Agreement requires the Company to maintain a Total Net Secured Leverage Ratio (as defined in the Credit Agreement) not in excess of a specified level when outstanding borrowings (inclusive of letters of credit under the Credit Agreement) (a) exceed $15.0 million at the end of a quarter, or (b) exceed $15.0 million (inclusive of the borrowing being requested) at the time of a borrowing. The Amendment provides for the following maximum permitted Total Net Secured Leverage Ratio to the “Required Maintenance Level,” which is defined to mean, on the last day of any fiscal quarter of the Company, the level set forth for such quarter in the table below:

Fiscal Quarter	Required Maintenance Level
Third fiscal quarter of 2015	6.75 to 1.00
Fourth fiscal quarter of 2015	6.35 to 1.00
First fiscal quarter of 2016	6.75 to 1.00
Second fiscal quarter of 2016	6.75 to 1.00
Third fiscal quarter of 2016	6.75 to 1.00
Fourth fiscal quarter of 2016	6.35 to 1.00
First fiscal quarter of 2017	6.00 to 1.00
Second fiscal quarter of 2017	6.00 to 1.00

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLAIRE’S STORES, INC.

Date: September 10, 2015	By:	/s/ J. Per Brodin
J. Per Brodin
Executive Vice President and Chief Financial Officer

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